EXHIBIT 10.12

CONTRACT

THIS AGREEMENT, made and entered into this 30th day of October, 2004, between Granite Falls Energy, L.L.C., 15045 Highway 23 SE, Granite Falls, Minnesota, hereinafter called the “Owner” and MGA Railroad Construction, Inc., hereinafter called the “Contractor”.

1.	WITNESSETH: That the said Contractor, having been awarded the contract for

Granite Falls Railroad Track Project
Granite Falls, Minnesota

In accordance with the proposal therefore, which is bound herewith and for and in consideration of the premises and of the covenants and agreements and of the payments herein specified to be made and performed by the Owner. The Contractor hereby covenants and agrees with the Owner to undertake and execute all of the said work in good, substantial and workman-like manner, and to furnish all the materials and all tools and labor necessary to properly perform and complete the work ready for use in strict accordance with the plans and specifications, and any revisions thereto in effect at the same time of signing this contract and to accept as full compensation the amount of One Million One Hundred Fourteen Thousand Eight Hundred and Eighty-Four Dollars in same as the attached price quote.

2.	The prices named in the Price Quote attached hereto are for the completed work and include the furnishing of all materials, labor, tools and expenses, direct and indirect connected with the proper execution of the work in accordance with plans and/or specifications for the work and maintaining the same until it is accepted by the Owners.

3.	It is a condition of this contract, that the Contractor and any subcontractor shall not require any laborer or mechanic employed in performance contract to work in surroundings under working conditions which are unsanitary, hazardous, or dangerous to his health or safety, as determined under construction safety and health standards.

4.	This AGREEMENT may be terminated by either party upon fifteen days within notice, in the event of substantial failure to perform in accordance with the terms thereof by one party through no fault of the other party. If this AGREEMENT is so terminated, the Contractor shall be paid in the amount, which he has earned up to such date of termination including any reimbursable or terminal expenses then due under the terms of this AGREEMENT. Upon termination, the Owner shall become the property of the Owner. Unless the AGREEMENT shall have been terminated as herein before provided, it shall terminate on completion of the scope of work as defined in the plans and specifications and on final payment of all fees under this AGREEMENT by the Owner.

5.	This contract with all its forms, plans, specifications and provisions, shall be binding upon heirs, executors, administrators or assigns of said Contractor and upon the successors or assigns of said Owner as much so as if each and all of them had been specifically mentioned.

IN WITNESS WHEREOF: The Contract has been executed on behalf of said owned and caused the seal of said Owner to be hereto affixed and the contractor has hereunto set his hand and seal the day and year first written above.

Granite Falls Energy, L.L.C

(Seal)		(Owner)

MGA Railroad Construction, Inc.		BY:	/s/ Tom Branhan

(Contractor)

BY	/s/ Michale G. Arter	TITLE:	CEO/General Manager

Mike Arter

TITLE:	President

Final completion date of August 15, 2005  JN/MGA

MGA RAILROAD CONSTRUCTION, INC.	September 10, 2004
47452 210 Street
Aurora, SD 57002

GLACIAL LAKES

PROJECT: Granite Falls, MN
Track Work

Item #	Item	Unit	Est. Quantity	Unit Price	Total Est. Price
1	Track	Track Feet	13,604	$71.00	$965,884.00
2	No. 9 Turnout	Each	6	$24,100.00	$144,600.00
3	Derail	Each	2	$700.00	$1,400.00
4	Wheel Stops	Pair	6	$500.00	$3,000.00
				Total	$1,114,884.00

MATERIALS UTILIZED
New 7” x 8” Hardwood Grade 4 Ties
112 lb. or Heavier Relay Rail
A minimum of 6” of crushed ballast.
Full Depth timber crossings
Switches With E-Z Operating Stands

     Total of All Estimated Prices: One Million, One Hundred Seventy-Seven thousand, Six Hundred Fourteen Dollars and Forty Cents plus applicable taxes.

* Price includes all tract construction except mainline turnouts, on a prepared subgrade. Price includes surveying costs to lay out curves, determining top of rail elevation and location of switches.

NOTE: Instead of a performance bond, “payment to the Contractor will be made by check or cash, based on monthly estimates for work completed, subject to a 10 percent retainage until final work is completed and accepted by Glacial Lakes Energy”.